EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Huttig Building Products, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-92495, 333-92497, 333-92499, 333-75610, 333-81410, 333-131090, 333-145151, 333-164518, and 333-179596 on Form S-8 of Huttig Building Products, Inc. and subsidiary (the Company) of our report dated February 20, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of the Company.

/s/ KPMG

St. Louis, Missouri

February 20, 2014